                                                                   EXHIBIT 10.13


                                PROMISSORY NOTE

September 29, 1997                                                   $100,000.00


          The undersigned employee of Hines Horticulture, Inc. ("Employee") hereby promises to pay to the order of Hines Holdings, Inc., a Nevada corporation (the "Company"), the principal amount of $100,000.00, together with interest thereon calculated from the date hereof, in accordance with the provisions of this Note.

          This Note is issued pursuant to a Management Stock Agreement dated as of the date hereof (the "Management Stock Agreement"), between the Company and Employee in payment for shares of the Company's Common Stock, par value $.01 per share (the "Restricted Stock").

          1. Payment of Principal and Interest. Interest will accrue on the unpaid principal amount of this Note from time to time outstanding at a rate per annum equal to 6.00% from and including the date hereof until and including the date such principal amount is repaid in full. Employee will pay to the holder of this Note all principal owing hereunder in three equal payments on April 30, 1998, April 30, 1999 and April 30, 2000 (each, a "Repayment Date"). On each Repayment Date, Employee shall pay to the holder of this Note all accrued and unpaid interest, compounded annually on April 30 of each year, on the outstanding principal amount of this Note. All payments of principal and interest under this Note shall be made by delivery of cash or checks to the holder of this Note at the address specified in Paragraph 8 below.

          2.   Prepayments.

          (a) Employee may not at any time voluntarily prepay the outstanding principal amount of this Note.

          (b) If Employee or any of his Permitted Transferees (as defined in the Management Stock Agreement) shall sell any shares of Restricted Stock to the Company, whether pursuant to paragraph 3 of the Management Stock Agreement or otherwise, the Company may apply this Note in satisfaction of its obligation to pay Employee or any such Permitted Transferee for such Restricted Stock purchased by the Company, up to an amount equal to the principal amount outstanding of this Note, plus accrued and unpaid interest.

          (c) Employee agrees that if Employee or any of his Permitted Transferees shall become entitled to cash dividends or other cash distributions on the Restricted Stock, the Company may apply this Note in satisfaction of that part of its obligation to pay Employee or any such Permitted Transferee for such cash dividends or other cash distributions up to an amount equal to the principal amount outstanding of this Note, plus accrued and unpaid interest.

          3. Acceleration. Notwithstanding any other provision of this Note to the contrary, this Note shall become immediately due and payable upon the transfer of the Restricted Stock in an Approved Sale (as defined in the Management Stock Agreement). In the event of such a transfer, Employee may satisfy all or a portion of its obligations to repay the amounts owed hereunder by surrendering shares of Restricted Stock to the Company. Such shares shall be valued at the sum such shares would otherwise receive if transferred by Employee in the Approved Sale.

          4. Security. All obligations of Employee to the holder hereunder are secured by a pledge of the Restricted Stock by Employee in favor of such holder. Notwithstanding the security provisions of this paragraph, Employee understands that this Note is a full-recourse note and expressly agrees to and accepts personal liability for the payment of all principal and interest due the holder of this Note by the terms of this Note.

          5.   Events of Default.

          (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if (i) Employee fails to pay the outstanding principal amount plus accrued and unpaid interest on the Note on any Repayment Date or (ii) Employee breaches any provision of Employee's Management Stock Agreement.

          (b) Consequences of an Event of Default.   If an Event of Default
shall occur, the holder of this Note may demand, by written notice delivered to Employee, immediate payment of all or any portion of the outstanding principal amount of this Note, plus accrued interest thereon. Employee shall pay to the holder hereof, in addition to all such amounts due, all costs of collection, including reasonable attorneys' fees. The holder of this Note shall also have all of the rights afforded under the Management Stock Pledge Agreement.

          6. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended only by the written mutual consent of Employee and the holder of this Note.

          7. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to Employee for cancellation and shall not be reissued.

          8. Place of Payment. Payments of principal and interest are to be delivered to the holder of this Note at the following address:

                    Hines Holdings, Inc.
                    c/o Hines Horticulture, Inc.
                    12621 Jeffery Road
                    Irvine, California  92720-2199
                         Attention:  Chief Financial Officer

or to such other address or to the attention of such other person as specified by prior written notice to Employee.

                           *     *     *     *     *

   IN WITNESS WHEREOF, Employee has executed and delivered this Promissory Note as of the date first written above.


                                    /s/ Stephen Thigpen
                                    ---------------------------------------
                                    Stephen P. Thigpen

                                       4